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                                                                      EXHIBIT 99

                                                                 [WILLIAMS LOGO]

NEWS RELEASE


NYSE: WMB                                               Leading Energy SOLUTIONS
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DATE:     Sept. 16, 2002

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
CONTACT:  Chris Stockton                        Jay Henderson                     Richard George
          Williams (media relations)            Williams (investor relations)     Williams (investor relations)
          (713) 215-2010                        (918) 573-3879                    (918) 573-3679
          Christopher.l.stockton@williams.com   jay.henderson@williams.com        richard.george@williams.com
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        WILLIAMS REACHES $555 MILLION AGREEMENT TO SELL CENTRAL PIPELINE

         TULSA, Okla. - Williams (NYSE:WMB) announced today that it has signed a definitive agreement to sell its Central natural gas pipeline to Southern Star Central Corp for $380 million in cash and assumption of $175 million in debt.

         The purchaser is a corporation owned by AIG Highstar Capital, L.P. The sale is expected to close within 60 days, subject to completion of Hart-Scott-Rodino review.

         Steve Malcolm, chairman, president and chief executive officer, said, "This is a significant transaction that demonstrates the steps we are taking to strengthen our balance sheet and build a more select base of energy companies for the future. Reaching this agreement is a compliment to the highly talented workforce that has operated this pipeline for Williams."

         The 6,000-mile Central Pipeline, with headquarters in Owensboro, Ky., transports natural gas from Kansas, Oklahoma, Texas, Wyoming and Colorado to markets in the Midwest. The system's design capacity is 2.3 billion cubic feet per day, with an annual throughput of 337.5 trillion British thermal units. Approximately 450 employees support the pipeline system.

         "Williams remains committed to the interstate natural gas pipeline industry. We will be focusing on our Transco, Northwest and Texas Gas systems," said Doug Whisenant, who leads Williams' interstate natural gas pipeline unit. "We believe that our recent and near-term investments in expansions of the Transco and Northwest systems will provide an earnings potential comparable to what we lost from our two gas systems sold this year."

         Following the completion of the Central sale, Williams' subsidiaries will wholly own and operate 20,400 miles of natural gas pipeline, comprised of the Transco, Northwest and Texas Gas systems.

         Williams also placed the 581-mile Gulfstream natural gas pipeline in service in May. Gulfstream is a joint venture between Williams and Duke Energy serving the Florida market.


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         Williams said it expects the sale of Central to reduce its capital expenditure requirements by approximately $50 million over the next 16 months. The company also plans to recognize a pre-tax loss of approximately $90 to $95 million from the sale in the third-quarter.

About Williams (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.